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                                                                   [Exhibit 3.1]

                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               M T S, INCORPORATED


     The undersigned, Russell M. Solomon and Walter S. Martin, do hereby certify:

     First: They are the duly elected and acting President and Secretary, respectively, of MTS, INCORPORATED, a California corporation (the
"Corporation").

     Second: The Articles of Incorporation of the Corporation are amended and restated to read in full as follows:

                                   Article I

     The name of the Corporation is M T S, INCORPORATED.

                                   Article II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. The Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

                                  Article III

     A. Authorized Capitalization. The Corporation is authorized to issue three classes of shares designated "Class A Common Stock," "Class B Common Stock" and "Preferred Stock", respectively. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixteen million (16,000,000) shares. The number of shares of Preferred Stock which the Corporation is authorized to issue is one million (1,000,000) shares. The number of shares of Class A Common Stock which the Corporation is authorized to issue is five million(5,000,000) shares. The number of shares of Class B Common Stock which the Corporation is authorized to issue is ten million (10,000,000) shares. Effective upon the filing of these Restated Articles of Incorporation, each outstanding share of Common Stock is converted into one (1) share of Class A Common Stock.

     B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the

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limits and restrictions stated in this Article III or in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

     C. Class A Common Stock. The shares of Class A Common Stock and shares of Class B Common Stock shall be identical in all respects and shall have equal rights and privileges except as set forth in this paragraph C and in paragraph D of this Article III. Upon dissolution of the Corporation, the Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and the payment of any liquidation preference of any outstanding shares of Preferred Stock.

     1.   Dividends.

     (a) Dividends or distributions as may be determined by the Board of Directors of the Corporation from time to time may be declared and paid or made upon the Class A Common Stock out of any source at the time lawfully available for the payment of dividends, provided that (subject to subparagraphs (b) and (c) below of this paragraph C.1.) identical dividends or distributions are declared and paid concurrently on the Class B Common Stock. If dividends or distributions are declared and paid upon the Class B Common Stock (subject to subparagraphs (b) and (c) below of this paragraph C.1.), an identical dividend shall be declared and paid concurrently on the Class A Common Stock.

     (b) No dividend may be declared and paid in Class A Common Stock unless the dividend is payable only to holders of Class A Common Stock and a dividend payable to Class B Common Stock is declared and paid concurrently in respect of outstanding shares of Class B Common Stock in the same number of shares of Class B Common Stock per outstanding share.

     (c) No dividend may be declared and paid in Class B Common Stock unless the dividend is payable only to holders of Class B Common Stock and a dividend payable to Class A Common Stock is declared and paid concurrently in respect of outstanding shares of Class A Common Stock in the same number of shares of Class A Common Stock per outstanding share.

     2. Stock Combinations and Subdivisions. The Class A Common stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class B Common Stock. If the Class B Common Stock is combined or subdivided, a proportionate combination or subdivision of the Class A Common Stock shall be made at the same time.

     3.   Voting.  Subject to the provisions of paragraph D.3. of this
Article III, the Class A Common Stock shall have ten (10) votes per share on all matters that may be submitted to a vote or consent of the shareholders. Without limiting the generality of the foregoing:

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     (a)  With respect to the election of Directors, the holders of Class A
Common Stock shall be entitled, voting as a separate class, to elect the remaining Directors not subject to the priority right of the holders of the Class B Common Stock set forth in paragraphs D.3.(a) and (c) of this Article III; and

     (b) The holders of the Class A Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director elected by the holders of the Class A Common Stock, provided that, to the extent permitted by applicable law, any Director may be removed for cause by the Board of Directors.

     4.   Conversion.

     (a) Each holder of record of Class A Common Stock may, in such holder's sole discretion and at such holder's option, convert any whole number or all of such holder's shares of Class A Common Stock into fully paid and nonassessable shares of Class B Common Stock at the rate (subject to adjustment as hereinafter provided) of one (1) share of Class B Common Stock for each share of Class A Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class A Common Stock by surrendering such holder's certificate or certificates for the shares of Class A Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class A Common Stock and stating the name or names in which such holder desires the certificate or certificates for such shares of Class B Common Stock to be issued. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business on the day of such surrender and the person or persons entitled to receive the shares of Class B Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on that date.

     (b) Each share of Class A Common Stock shall automatically be converted into Class B Common Stock at the conversion ratio set forth above, in the event that the beneficial or record ownership of such share of Class A Common Stock shall be transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity that is not (i) a shareholder (whether of record or beneficially) of the Corporation as of the date of filing with the California Secretary of State of these Restated Articles of Incorporation; (ii) a direct lineal descendant of Russell M. Solomon, including adopted persons (if adopted during their minority) and excluding foster children, stepchildren and persons born out of wedlock; or
(iii) a trust under which any of the persons described in clauses (i) or (ii) above is a beneficiary. A pledge of Class A Common Stock as security for an obligation of a holder of such Stock shall not be considered a transfer for purposes of this paragraph C.4(b), unless and until beneficial ownership of such Stock is transferred to the pledgeholder. The conversion into Class B Common Stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer, and the person or persons entitled to receive shares of Class B Common Stock issuable

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on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on that date.

     (c) Before any shares of Class B Common Stock shall be delivered upon conversion, the holder of shares of Class A Common Stock whose shares have been converted into Class B Common Stock shall deliver the certificate(s) representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such conversion), specifying the place where the Class B Common Stock issued in conversion thereof shall be sent. The endorsement of the share certificate shall be in form satisfactory to the Corporation or such agent, as the case may be.

     (d) The number of shares of Class B Common Stock into which the shares of Class A Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or sale or conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity or person. Each share of Class A Common Stock shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of shares of Class B Common Stock into which each share of Class A Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class A Common Stock to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Class A Common Stock.

     (e) The Corporation shall, at all times, reserve and keep available out of the authorized and unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the outstanding Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class A Common Stock and if, at any time, the number of authorized and unissued shares of Class B Common Stock shall not be sufficient to effect conversion of the then outstanding shares of Class A Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class B Common Stock to such number as shall be sufficient for such purposes.

     (f) No fractional shares of Class B Common Stock shall be issued upon conversion of shares of Class A Common Stock. If more than one share of Class A Common Stock shall be surrendered for conversion at any one time by the same holder, the number of shares of Class B Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Class A Common Stock so surrendered. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class B Common Stock, the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest full share and the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the fair market value of one share of Class B Common Stock at the time of the conversion.

     (g) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Class B Common Stock on conversion of Class A Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of the issue of any Class B Common Stock in a name other than that in which the Class A Common Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (h) If any shares of capital stock to be reserved for the purpose of conversion of shares of Class A Common Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

     (i) All shares of Class B Common Stock that may be issued upon conversion of the shares of Class A Common Stock will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

     (j) All certificates representing Class A Common Stock surrendered for conversion shall be appropriately canceled on the books of the Corporation, and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued Class A Common Stock of the Corporation.

     (k)  In case:

     (1) the Corporation shall take a record of the holders of its Class B Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

     (2) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

     (3) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Class A Common Stock, at least ten (10) days prior to the date hereinafter

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specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution, subscription or purchase rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Class B Common Stock of record shall be entitled to exchange their shares of Class B Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

     (l) So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least sixty percent (60%) of the total number of shares of Class A Common Stock outstanding, voting separately as a class, (1) alter or change the rights or privileges of the Class A Common Stock; (2) amend any provision of this Section C; or (3) effect any reclassification or recapitalization of the Corporation's outstanding capital stock.

     D.   Class B Common Stock.

     1. Dividends and Distributions. Subject to the provisions of paragraph C.1. of this Article III, dividends and distributions may be declared and paid or made upon the Class B Common Stock as may be permitted by applicable law.

     2. Stock Combinations and Subdivisions. Subject to the provisions of paragraph C.2. of this Article III, the Class B Common Stock may be combined or subdivided in such manner as may be permitted by applicable law.

     3. Voting. The holders of Class B Common Stock shall have the voting rights set forth below:

     (a) With respect to the election of the Board of Directors, the holders of Class B Common Stock, voting as a separate class, shall be entitled to elect that number of Directors which constitutes twenty-five percent (25%) of the total membership of the Board of Directors, and if such twenty-five percent (25%) is not a whole number, then the holders of Class B Common Stock will be entitled to elect the next higher whole number of directors which constitutes twenty-five percent (25%) of such membership. Such election shall be from a slate of Director nominees separate from a slate of Director nominees from which holders of Class A Common Stock shall elect Directors.

     (b) The holders of Class B Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director elected by the holders of Class B Common Stock, provided that, to the extent permitted by applicable law, any Director may be removed for cause by the Board of Directors.

     (c) Irrespective of the foregoing, if the number of outstanding shares of Class A Common Stock is less than twelve and one-half percent (12 1/2%) of the total number of outstanding shares of Class A Common Stock and Class B Common Stock (which

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shall, for this purpose, include the aggregate number of shares of Class A
Common Stock or Class B Common Stock into which any outstanding shares of Preferred Stock shall be convertible), then the holders of the Class B Common Stock shall be entitled to elect twenty-five percent (25%) of the number of Directors to be elected at such meeting (rounded, if such twenty-five percent (25%) is not a whole number, to the next higher whole number) and shall be entitled to participate with the holders of the Class A Common Stock voting as a single class, in the election of the remaining number of Directors to be elected at such meeting, provided that the holders of Class B Common Stock shall have one (1) vote per share and the holders of the Class A Common Stock shall have ten (10) votes per share. If, during the interval between annual meetings for the election of Directors, the number of Directors who have been elected by either the holders of the Class A Common Stock or the Class B Common Stock shall, by reason of resignation, death, retirement, disqualification or removal, be reduced, the vacancy or vacancies in Directors so created may be filled by a majority vote of the remaining Directors then in office, even if less than a quorum, or by a sole remaining Director. Except as may otherwise be required by law, any Director so elected by the remaining Directors to fill any such vacancy may be removed from office by the vote of the holders of a majority of the shares of the Class A Common Stock and the Class B Common Stock voting as a single class, provided that the holders of Class A Common Stock shall have ten (10) votes per share and the holders of the Class B Common Stock shall have one (1) vote per share.

     (d) Except as may otherwise be required by law, the holders of Class B Common Stock shall, in all matters not referred to in subparagraphs (a) or
(b) of paragraph C.3. of this Article III or in subparagraphs (a), (b) or (c) of this paragraph D.3., vote together with the holders of Class A Common Stock as a single class, provided that the holders of Class A Common Stock shall have ten (10) votes per share and the holders of Class B Common Stock shall have one (1) vote per share.

     (e) Notwithstanding anything herein to the contrary, the holders of Class A Common Stock shall have exclusive voting power on all matters at any time when no shares of Class B Common Stock or Preferred Stock are issued and outstanding, and the holders of the Class B Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock or Preferred Stock are issued and outstanding.

     E.   Quorum.   Where a separate vote by class or series is required with
respect to any matter, the holders of shares entitled to cast a majority of the votes that could be cast by all shares of such class or series entitled to vote thereon shall constitute a quorum. With respect to any other matter, the holders of shares entitled to cast a majority of the votes that could be a vote thereon shall constitute a quorum.

                                   Article IV

     1. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     2. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its

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shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                                   Article V

     The Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

                                   Article VI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, except as otherwise provided herein and all rights conferred upon the shareholders herein are granted subject to this reservation.

                                  Article VII

     This Article VII shall become effective only when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code. The ability of shareholders to cumulate votes in the election of directors shall automatically be eliminated.

     Third:    The foregoing Restated Articles of Incorporation have been duly approved by the Board of Directors.

     Fourth:   The foregoing Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation entitled to vote on this amendment is 500 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was a majority of the shares of Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  September 13, 1994, at Sacramento, California.

                                        /s/ RUSSELL M. SOLOMON
                                        ----------------------------
                                        RUSSELL M. SOLOMON
                                        PRESIDENT


                                        /s/ WALTER S. MARTIN
                                        --------------------------
                                        WALTER S. MARTIN
                                        SECRETARY